SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50854	20-0852352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

515 South Flower Street, Sixth Floor Los Angeles, California	90071
(Address of principal executive offices)	(zip code)

(213) 613-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 18, 2009, Thomas Properties Group, Inc. (the “Company”) issued a press release announcing that it has entered into a subscription agreement with certain institutional investors relating to a non-brokered registered direct offering and sale of 5,138,600 shares (the “Shares”) of the Company’s common stock, $0.01 par value, at a purchase price of $2.55 per share. The transaction is expected to provide net proceeds of approximately $13.1 million to the Company after deducting costs associated with the offering, and will be used to fund a portion of a discounted payoff of mezzanine indebtedness on Two Commerce Square which is scheduled to mature in January 2010.

The Shares will be issued pursuant to a prospectus supplement and accompanying base prospectus filed with the Securities and Exchange Commission on December 18, 2009 under the Company’s effective shelf registration statements on Form S-3 (File Nos. 333-152152 and 333-132915).

The closing of the sale of Shares is expected to occur on or about December 23, 2009.

The Company’s press release dated December 18, 2009 announcing the agreement to sell the Shares is filed as Exhibit 99.1 to this Current Report on Form 8-K.

On December 18, 2009, the Company issued a press release announcing that its Board of Directors has voted to suspend its regular quarterly dividends to common stockholders. The Company’s press release dated December 18, 2009 announcing the board’s decision to suspend dividends is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Thomas Properties Group, Inc. dated December 18, 2009 announcing common stock sale.

99.2	Press Release of Thomas Properties Group, Inc. dated December 18, 2009 announcing dividend suspension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ DIANA M. LAING
Diana M. Laing
Chief Financial Officer

Date: December 21, 2009

EXHIBIT INDEX

Number	Description

99.1	Press Release of Thomas Properties Group, Inc. dated December 18, 2009 announcing common stock sale.

99.2	Press Release of Thomas Properties Group, Inc. dated December 18, 2009 announcing dividend suspension.